Exhibit 4.2

INVESTORS RIGHTS AGREEMENT

between

SWS GROUP, INC.,

HILLTOP HOLDINGS INC.

OAK HILL CAPITAL PARTNERS III, L.P., and

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

Dated as of [___]

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INDEX OF DEFINED TERMS

Agreement	Preamble
Board Representative	2(a)
Common Stock	Recitals
Company	Preamble
Credit Agreement	Recitals
Demand Registration	6(c)
Funding Agreement	1(a)
Funding Date	1(b)
Governmental Entity	1(c)
Hilltop	Preamble
Holder	1(d)
Holders’ Counsel	1(e)
Indemnitee	6(f)
Investor	Preamble
Investor Indemnitee	2(e)
Investor Indemnitor	2(e)
Investors	Preamble
Losses	1(f)
Minimum Threshold	6(c)

New Security	4(a)
Oak Hill	Preamble
Observer	2(a)
Observer Threshold Interest	2(a)
Piggyback Registration	6(b)(i)
Qualifying Ownership Interest	2(a)
Register	1(g)
Registrable Securities	1(h)
Registration Deadline	6(a)
Registration Expenses	1(i)
Selling Expenses	1(j)
Shelf Registration Statement	6(a)
Special Registration	6(b)(i)
Subsidiary	1(k)
Transaction Documents	1(m)
Transfer	1(l)
Warrant	Recitals
Warrant Shares	Recitals

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INVESTORS RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of [            ], 2011 (this “Agreement”), between SWS Group, Inc., a Delaware corporation (the “Company”), Hilltop Holdings Inc., a Maryland corporation (“Hilltop”), Oak Hill Capital Partners III, L.P., a Cayman Islands exempted limited partnership and Oak Hill Capital Management Partners III, L.P., a Cayman Islands exempted limited partnership (together, “Oak Hill”) (each of Hilltop and Oak Hill, an “Investor” and together the “Investors”).

WHEREAS, on March 20, 2011, the parties hereto executed a Funding Agreement, pursuant to which the Investors agreed to extend a senior unsecured loan to the Company in aggregate principal amount of $100,000,000; and

WHEREAS, simultaneously with the Company’s entry into this Agreement, the Company is (1) issuing a Warrant to each of the Investors (the “Warrant”), pursuant to which the Company is issuing to each Investor a Warrant to purchase shares (the “Warrant Shares”) of Common Stock, $0.10 par value per share of the Company (the “Common Stock” ) and (2) entering into a Credit Agreement with the Investors (the “Credit Agreement” ) under which the loans are being granted;

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements set forth herein, and for other good and adequate consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Definitions

(a) “Funding Agreement” means the Funding Agreement, dated as of March 20, 2011, between the Company, Hilltop Holdings Inc., and Oak Hill Capital Partners III, L.P.

(b) “Funding Date” has the meaning ascribed to it in the Funding Agreement.

(c) “Governmental Entity” means any governmental or regulatory authority, agency, court, commission or other entity, whether federal, state, local or foreign, or any self-regulatory organization.

(d) “Holder” means each Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been assigned.

(e) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(f) “Losses” means any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys’ fees and disbursements), amounts paid in settlement and other costs.

(g) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

(h) “Registrable Securities” means (A) the Warrant Shares, (B) any securities purchased pursuant to Section 4, and (C) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A), (B) or (C) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization; provided that, once issued, such securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they shall have ceased to be outstanding or (iii) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

(i) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under Section 6, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(j) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel which shall be included in Registration Expenses).

(k) “Subsidiary” means any entity or person that is controlled by another entity or person. For purposes of this definition, an entity or person controls another entity or person if it (i) owns, controls, or holds the power to vote 25% of any class of voting securities of such other entity or person, (ii) controls in any manner the election of a majority of the other entity’s or person’s board of directors (or equivalent positions), or (3) has the power to exercise, directly or indirectly, a controlling influence over the management or policies of such other entity or person.

(l) “Transfer” means, directly or indirectly, to sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any securities, or take any other action that is intended to have an economic impact equivalent to any of the foregoing in one or more transactions.

(m) “Transaction Documents” refers collectively to this Agreement, the Funding Agreement, the Credit Agreement and the Warrant (together with the Certificate of Designations for Non-Voting Perpetual Participating Preferred Stock Series A).

Section 2. Board of Directors.

(a) From and after the Funding Date, for so long as an Investor owns 9.9% or more of all of the outstanding shares of Common Stock (counting in both the numerator and the denominator the Common Stock issuable to the Investor upon exercise of the Warrant by that Investor in full) (and not counting in the denominator any other warrants, options or securities convertible or exchangeable into Common Stock other than any securities held by the other Investor) (the “Qualifying Ownership Interest”) and, solely for purposes of this Section 2, excluding as shares issued and outstanding any Common Stock issued by the Company after the Funding Date, such Investor shall be entitled to have one representative of such Investor serve as a director on the Company’s Board of Directors (the “Board Representative”). From and after the Funding Date, for so long as an Investor owns 4.9% or more of all of the outstanding shares of Common Stock (counting in both the numerator and the denominator the Common Stock issuable to the Investor upon exercise of the Warrant by that Investor in full) (and not counting in the denominator any other warrants, options or securities convertible or exchangeable into Common Stock other than any securities held by the other Investor) (the “Observer Threshold Interest”) and, solely for purposes of this Section 2, excluding as shares issued and outstanding any Common Stock issued by the Company after the Funding Date, such Investor shall be entitled to have a representative of such Investor serve as an observer on the Company’s Board of Directors (the “Observer”).

(b) The Company will cause each Board Representative to become a member of the Board of Directors on the Funding Date and to serve thereon thereafter as long as such Investor owns the Qualifying Ownership Interest. At each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board of Directors, the Company will nominate, recommend to its stockholders the election of, and use its best efforts to cause the election to the Company’s Board of Directors of, each Board Representative. If at any time an Investor holds a Qualifying Ownership Interest but does not have a Board Representative on the Company’s Board of Directors, whether because of a Board Representative’s inability or refusal to serve, resignation, retirement, removal, failure to be elected or otherwise, such Investor shall be entitled to identify a replacement Board Representative, the Company shall immediately cause such replacement Board Representative to become a member of the Board of Directors and all of the Company’s obligations with respect to a Board Representative herein shall apply to such replacement Board Representative. If an Investor no longer has a Qualifying Ownership Interest, then such Investor will have no further rights, other than observer rights for so long as such Investor maintains an Observer Threshold Interest, under this Section 2.

(c) The Company agrees that, from and after the Funding Date for as long as an Investor owns the Observer Threshold Interest, the Company shall invite such Investor’s Observer to attend each meeting of the Board of Directors in a nonvoting, nonparticipating observer-only capacity, except to the extent the Board of Directors or any committee thereof shall seek communication with counsel subject to the attorney-client privilege.

(d) The Board Representatives shall receive the same compensation, indemnification, insurance, advancement of expenses and other similar compensatory rights in connection with his or her role as a director as the other non-employee members of the Board of Directors, and the Board Representatives and Observers, as the case may be, shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other non-employee members of the Board of Directors. The Company shall notify each Board Representative and Observer of all regular meetings and special meetings of the Board of Directors (and each written consent in lieu of a meeting) and of all regular and special meetings of any committee of the Board of Directors (and each written consent in lieu of a meeting) to the same extent as other directors are so notified. The Company shall provide each Board Representative and each Observer with copies of all notices, minutes, consents, documents, information, presentations, data and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members and shall provide other information as is reasonably requested, provided that the Company shall not be required to disclose to any Observer any information or materials subject to the attorney-client privilege.

(e) The Company acknowledges that certain Board Representatives and Observers (each, an “Investor Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by Investor and/or certain of its Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to each Investor Indemnitee are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Indemnitee are secondary), and (ii) that it shall be required to advance the full amount of expenses incurred by each Investor Indemnitee and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of this Agreement and the certificate of incorporation and by-laws of the Company (and any other agreement regarding indemnification between the Company and any Investor Indemnitee), without regard to any rights an Investor Indemnitee may have against any Investor Indemnitor. The Company further agrees that no advancement or payment by any Investor Indemnitor on behalf of any Investor Indemnitee with respect to any claim for which such Investor Indemnitee has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Indemnitee against the Company. The Company and each Investor Indemnitee agree that the Investor Indemnitors are express third party beneficiaries of the terms of this Section 2(e).

(f) The Company shall use its reasonable commercial efforts to purchase on commercially reasonable terms by the Funding Date or maintain the existing D&O Insurance in force, and maintain for such periods as the Company’s Board of Directors shall in good faith determine (provided that such period shall not be less than six (6) years following cessation of service), at its expense, insurance in an amount determined in good faith by the Board of Directors to be appropriate (provided, that such amount shall not be lower than $20,000,000 unless otherwise agreed by the Investors), on behalf of any person who after the Funding Date is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another person, including any direct or indirect Subsidiary of the Company, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, subject to customary exclusions.

Section 3. [Reserved]

Section 4. Participation Rights.

(a) Sale of New Securities. From and after the Funding Date, as long as either Investor owns an Observer Threshold Interest (before giving effect to any issuances triggering provisions of this Section), at any time that the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock, but excluding shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, or employees of the Company or Company Subsidiaries or in connection with dividend reinvestment plans, in each case in the ordinary course of the Company’s business consistent with past practice and solely for compensation purposes), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as an “equity” kicker) (including any hybrid security) (any such security, a “New Security”), each such Investor owning an Observer Threshold Interest shall be afforded the opportunity to acquire from the Company for the same price and on the same terms (except that the Investor may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The amount of New Securities that such Investor shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investor plus the number of shares of Common Stock or other capital stock of the Company that would be issued to the Investor upon the exercise in full by such Investor of the Warrant, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock or other capital stock of the Company that would be issued to the Investor upon the exercise in full by such Investor of the Warrant.

(b) Notice. In the event the Company proposes to offer or sell New Securities, it shall give each Investor written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than ten business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. Each Investor shall have ten business days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 4 and as to the amount of New Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 4(a).

(c) Purchase Mechanism. If either Investor exercises its rights provided in this Section 4, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of three (3) months at the election of the Investors in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals). The Company agrees to use its reasonable commercial efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event the Investors do not exercise the rights provided in this Section 4 within the ten-business day period or, if so exercised, the Investors are unable to consummate such purchase within the time period specified in Section 4(c), the Company shall thereafter be entitled (during the period of 90 days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 90 days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4, at a price and upon terms, taken together in the aggregate, no more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investors. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investor in the manner provided above.

(e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Assignment. Notwithstanding anything to the contrary in this Agreement, in the event that an Investor is not permitted under applicable law or regulation to exercise any of its rights to purchase New Securities under this Section 4, each Investor may, in its sole discretion, assign such rights under this Section 4 to any of its non-stockholder affiliates that agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such affiliate shall be included in the term “Investor”).

(g) Exception to Time Periods. Notwithstanding the foregoing provisions of this Section 4, in the event that (i) New Securities are to be offered or issued by the Company at the written direction of the applicable federal banking regulator of the Company or Southwest Securities, FSB or (b) the Board of Directors determines that there is a valid business reason for issuing New Securities prior to the expiration of the time periods set forth in Section 4(b) and Section 4(c), the Company may proceed to complete such issuance prior to the expiration of such time periods, so long as provision is made in such issuance such that subsequent to the time periods set forth in Section 4(b) and Section 4(c) either (A) the purchaser(s) will be obligated to transfer that portion of such New Securities to either Investor properly electing to participate in such issuance pursuant to this Section 4 sufficient to satisfy the terms of this Section 4 or (ii) the Company shall issue an incremental amount of such New Securities to those Investors properly electing to participate in such issuance pursuant to this Section 4 sufficient to satisfy the terms of this Section 4.

Section 5. Transfer Restrictions. The Warrants may be transferred in accordance with Section 8 of the Warrant. Any shares of Common Stock that are acquired pursuant to the Warrant may be transferred at any time or from time to time by the Investors to any Person without the consent of the Company.

Section 6. Registration Rights.

(a) Shelf Registration. As promptly as practicable after the Funding Date (and in any event no later than the date that is 90 days after the Funding Date (the “Registration Deadline”)), the Company shall file with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective not later than the Registration Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). The registration pursuant to this Section 6(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and the rules and regulations of the Securities Act.

(b) Piggyback Registration.

(i) Whenever the Company proposes to register any of its equity securities, other than a Special Registration, the Company will give prompt written notice to the Investors and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. “Special Registration” means the registration of shares of equity securities and/or options or other rights in respect thereof to be offered solely to directors, members of management, employees or consultants of the Company or Company Subsidiaries in connection with any existing or future compensation, stock, stock option, or dividend reinvestment plans, including, without limitation, the Company’s Deferred Compensation Plan effective January 1, 2005, the 1997 Stock Option Plan, and the 2003 Restricted Stock Plan, in each case in the ordinary course of the Company’s business consistent with past practice and solely for compensation purposes.

(ii) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities of the Investors and all other Holders who have requested registration of Registrable Securities pursuant to this Section 6(b), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(c) Demand Registration. If an Investor wishes to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company and the Company shall take all steps necessary to facilitate such distribution, including the actions required by this Section 6. The lead underwriter to administer the offering in connection with any Demand Registration will be mutually acceptable to the Investors participating in the registration. Any registration requested by an Investor or Investors or Holders pursuant to this Section 6(c) is referred to in this Agreement as a “Demand Registration.” The Company is not required to complete more than (i) two underwritten offerings with respect to each Investor and its permitted transferees and assigns and (ii)

one underwritten offering for all Investors during any period of twelve consecutive months. Whenever the Company receives a request for Demand Registration hereunder, the Company will give prompt written notice to each Investor of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from Investors therein within ten business days after the date of the Company’s notice. Any such person that has made such a written request may withdraw its Registrable Securities from such underwritten offering by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such underwritten offering. If the managing underwriter(s) of such underwritten offering advises the Investors that in its reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Investors will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included on a pro rata basis by each Investor in proportion to the aggregate number of Registrable Securities held by such Investor on the date that such request for Demand Registration was made. Anything to the contrary in this Section 6(c) notwithstanding, the Company shall not be obligated to effect a Demand Registration for aggregate gross proceeds of less than $25,000,000 (the “Minimum Threshold”); provided that the Minimum Threshold shall not apply to an Investor proposing to sell all of its remaining Registrable Securities of the Company.

(d) Expenses of Registration. All Registration Expenses incurred in connection with any registration or qualification of Registrable Securities or compliance with this Agreement shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(e) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement or in an underwritten offering, the Company shall, as expeditiously as possible:

(i) prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities;

(ii) prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them;

(iv) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder;

(v) notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(vi) give written notice to the Holders:

(A) when any registration statement or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F) if at any time the representations and warranties of the Company contained in any underwriting agreement cease to be true and correct.

(vii) use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement at the earliest practicable time.

(viii) upon the occurrence of any event contemplated by Section 6(e)(v) or 6(e)(vi)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ix) use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(x) if an underwritten offering is requested pursuant to Section 6(c), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), and in connection therewith in any underwritten offering, (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, confirm the same if and when requested, (ii) furnish the underwriters with opinions of counsel to the Company, addressed to the underwriter(s), covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(xi) except for materials subject to attorney-client privilege, make available for inspection by a representative of Holders that are selling stockholders, the underwriters, and any attorneys or accountants retained by such Holders or underwriters, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, underwriters, attorney or accountant in connection with such Shelf Registration Statement.

(xii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange.

(xiii) if requested by an Investor whose Registrable Securities are being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as such Investor or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(xiv) timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(f) Indemnification. The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, members, partners, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the indemnification provided for in the immediately preceding sentence is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 6(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 6(f). The indemnification provided by this Section 6(f) shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any person entitled to indemnification hereunder and the expiration or termination of this Agreement.

(g) Assignment of Registration Rights. The rights of the Investors to registration of Registrable Securities pursuant to this Section 6 may be assigned by such Investor to a transferee or assignee of Registrable Securities, and references to “Investor” in this Section 6 shall include such transferee or assignee.

(h) Holdback. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Section 6, the Company agrees not to effect any public sale or distribution, or to file any other Shelf Registration Statement covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such underwritten offering or such longer period prior to or following such underwritten offering as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period as may be requested by the managing underwriter.

(i) Rule 144. The Company will use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, with a view to enabling Holders of Registrable Securities to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. Upon the request of any Holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information requirements.

(j) No Inconsistent Agreements. The Company shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities that may impair the rights granted to the Investors and the Holders under this Section 6 or that otherwise conflicts with the provisions hereof in any manner that may impair the rights granted to the Investors and the Holders under this Section 6. In the event the Company has, prior to the date of this Agreement, entered into any agreement with respect to its securities that is inconsistent with the rights granted to the Investor and the Holders under this Section 6 (including agreements that are inconsistent with the order of priority contemplated by Section 6(b)) or that may otherwise conflict with the provisions hereof, the Company shall use its reasonable best efforts to amend such agreements to ensure they are consistent with the provisions of this Section 6.

Section 7. Corporate Opportunities. Each of the parties hereto acknowledges that each Investor and its Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprise. None of the Investors, any of their respective Affiliates or related investment funds shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries. The parties expressly acknowledge and agree that: (a) the Investors, the Board Representatives, the Observers and affiliates of the Investors have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and its Subsidiaries; and (b) in the event that the Investors, the Board Representatives, the Observers or any affiliate of the Investors acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, such Investor, Board Representative, Observer or affiliate of an Investor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or the other Investors or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that the Investor, any affiliate thereof or related investment fund thereof, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company. Notwithstanding anything in the foregoing, the provisions of this Section 7 shall only apply to the extent permitted by 12 C.F.R. §§ 563.200 and 563.201.

Section 8. Representations and Warranties.

(a) The Company represents and warrants to the Investors as follows:

(i) The Company is a company duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution and delivery by the Company of this Agreement, the performance of the obligations of the Company under this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with, violate any provision of, or require any consent or approval of any person under, applicable law, the organizational documents of the Company or any contract or agreement to which the Company is a party.

(iii) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms

(iv) True and complete copies of the Company’s certificate of incorporation and by-laws have been delivered to Investors.

(v) The Company is not a party to any agreement granting any other person registration rights.

(b) Each Investor hereby represents and warrants to the Company, on behalf of itself only and not jointly or severally with the other Investor, that:

(i) Such Investor is a company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Investor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by such Investor have been duly authorized by all necessary action on the part of such Investor. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms

Section 9. Miscellaneous.

(a) Certain Actions. The Company shall not take any action which would reasonably be expected to pose a risk that either Investor or any of its respective Affiliates will become, or control, a “savings and loan holding company” within the meaning of HOLA, or otherwise be deemed to control the Company or have other adverse consequences to the Investors under applicable law or regulation, including without limitation undertaking any redemption, recapitalization or repurchase of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock. In the event that the Company breaches its obligations under this Section 9(a) or takes or any action, or otherwise believes that it will or is likely to breach its obligations under this Section 9(a), it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to make arrangements or take any other action, in each case, as determined by the Investors.

(b) Survival of Covenants. All covenants and agreements contained herein shall survive the execution of this Agreement and shall remain in full force and effect until terminated in accordance with this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, assigns and affiliates. This Agreement is not assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that each Investors shall be permitted to assign its rights or obligations hereunder to any Affiliate entity (any such transferee shall be included in the term “Investor”) or pursuant to Section 6(g).

(d) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1)	If to Hilltop Holdings Inc.:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
	Attn:	Corey Prestidge
	Facsimile:	(214) 855-2173

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
	Attn:	David E. Shapiro
	Facsimile:	(212) 403-2000

(2)	If to Oak Hill Capital Partners III:

Oak Hill Capital Partners
65 East 55th Street, 32nd Floor
New York, NY 10022
	Attn:	Douglas Kaden
	Facsimile:	(212) 527-8450

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
	Attn:	Lee A. Meyerson
Elizabeth A. Cooper
	Facsimile:	(212) 455-2502

(3)	If to the Company:

SWS Group, Inc.
1201 Elm Street, Suite 3500
Dallas, Texas 75270
	Attn:	General Counsel
	Facsimile:	(214) 859-6020

with copies to (which copy alone shall not constitute notice):

Andrews Kurth, LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
	Attn:	Ronald L. Brown
	Facsimile:	(214) 659-4819

(e) Waiver. No party may waive any of the terms or conditions of this Agreement, except by a duly executed writing referring to the specific provision to be waived. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(f) Amendment. This Agreement may be amended only by a writing duly executed by the Company and both Investors.

(g) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto and their affiliates, with respect to the subject matter hereof.

(h) Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

(i) Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(j) Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or electronically in portable document format (pdf) and such facsimiles or pdfs will be deemed as sufficient as if original signature pages had been delivered.

(k) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

(l) Remedies. The Company agrees that irreparable damage would occur in the event that the Company breaches any of the provisions of this Agreement or fails to perform this Agreement in accordance with its specific terms. It is accordingly agreed that the Investors shall be entitled to obtain specific performance against the Company of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity. The Company further agrees that (a) it has and shall have no legal or equitable recourse against any of either Investor’s Affiliates, officers, directors, members, stockholders, general or limited partners, employees and agents, or any person who controls either Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder in connection with or otherwise arising out of this Agreement, the Transaction Documents or the transactions contemplated thereby, (b) it is not entitled to obtain specific performance or other equitable or injunctive relief against the Investors in connection with this Agreement, the Transaction Documents or the transactions contemplated thereby or otherwise, and (c) neither Investor is liable (for money damages or any other legal or equitable relief) for any breach by the other Investor of any Transaction Document and no such liability shall be sought by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SWS GROUP, INC.

By:
Name:
Title:

HILLTOP HOLDINGS INC.

By:
Name:
Title:

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P., its general partner
By:	OHCP MGP Partners III, L.P., its general partner
By:	OHCP MGP III, Ltd., its general partner

By:
Name:
Title:

[Signature Page to Investors Rights Agreement]